Exhibit 10.9

HMN FINANCIAL, INC.

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE 2009 EQUITY INCENTIVE PLAN

HMN Financial, Inc. (the “Company”), pursuant to its 2009 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Full Name of Participant:

Number of Shares Covered:	Grant Date:

Exercise Price Per Share:	Expiration Date:
Vesting and Exercise Schedule: Date(s)	Number of Shares as to Which Option Becomes Vested and Exercisable

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

PARTICIPANT:	HMN FINANCIAL, INC.

By:
Title:

HMN Financial, Inc.

2009 Equity Incentive Plan

Incentive Stock Option Agreement

OPTION TERMS AND CONDITIONS

1.            Incentive Stock Option. This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”) and will be interpreted accordingly. To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options and potentially tax withholding upon exercise in accordance with Section 15 of the Plan.

2.	Vesting and Exercisability of Option.

(a)           Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)           Accelerated Vesting. Notwithstanding Section 2(a), this Option Award shall immediately vest and become exercisable in full if:

(1)

Your Service to the Company ends due to your death or Disability, in which case this Option will remain exercisable for twelve months following your termination of Service (but in no event later than its Expiration Date as specified on the cover page); or

(2)

A Change in Control or a Corporate Transaction of the type described in clauses (i) and (ii) of the definition thereof occurs. In such case, this Option will remain fully exercisable for twenty-four months after the Change in Control or Corporate Transaction (but in no event later than its Expiration Date as specified on the cover page), subject to the remainder of this subsection. Notwithstanding the foregoing, the Committee may elect to take action as described in Section 13(a)(1), 13(a)(2) or 13(a)(5) of the Plan under the circumstances described in this subsection 2(b)(2). If the Committee acts under Section 13(a)(1), any stock option substituted for this Option shall be fully vested and exercisable and remain exercisable for the same period as this Option. If the Committee acts under either Section 13(a)(2) or 13(a)(5), the accelerated vesting and exercisability, cancellation and any buyout of this Option Award shall occur as provided therein.

3.	Expiration. This Option will expire and will no longer be exercisable on the earliest of:

(a)	At 4:00 p.m. Central Time on the Expiration Date specified on the cover page of this Agreement;

(b)

At 4:00 p.m. Central Time on the expiration date of any applicable period specified in Section 6(d)(3) of the Plan or Section 2(b)(1) of this Agreement during which this Option may be exercised after your termination of Service;

(c)	Immediately upon your termination of Service for Cause; or

(d)	At 4:00 p.m. Central Time on the date (if any) fixed for termination or cancellation of this Option pursuant to Section 13(a)(2) or 13(a)(5) of the Plan.

No one may exercise this Option after it has expired, notwithstanding any other provision of this Agreement.

4.	Procedure to Exercise Option.

(a)          Notice of Exercise. This Option may be exercised by delivering written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to the Chief Financial Officer of the Company, or to the Company’s outside Plan administrator if one has been appointed (the “Notice of Exercise”). The Notice of Exercise will state the election to exercise the Option, the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired and will be signed by the person exercising this Option. If the person exercising this Option is your, he or she must also submit appropriate proof of his or her right to exercise this Option.

(b)     Tender of Payment. Upon submitting a Notice of Exercise to the Company, you must provide for payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(1)     cash (including check, bank draft, or money order payable to the Company);

(2)     by delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased;

(3)     to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver to the Company proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise (or a loan secured by such Shares) in payment of the exercise price of such Shares; or

(4)      by authorizing the Company to retain, from the total number of Shares as to which the Option is exercised, that number of Shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.

You should note that payment of the exercise price by either of the methods set forth in subparagraphs (3) and (4) above will result in the loss of incentive stock option tax treatment to the extent shares subject to the Option are sold or withheld. In addition, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares as described in subparagraphs (2) and (4) above is undesirable for any reason, you may be precluded from paying any portion of the exercise price in either manner.

(c)     Delivery of Shares. As soon as practicable after the Company receives a Notice of Exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including compliance with applicable laws as provided in Section 20(c) of the Plan, have been satisfied, the Company will deliver to the person exercising the Option, in the name of such person, the Shares being purchased (net of the number of Shares sold or withheld, if any, to pay the exercise price), as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company will pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable.

5.

Service Requirement. Except as otherwise provided in Section 6(d)(3) of the Plan or Section 2(b) of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

6.

Limitation on Transfer. During your lifetime, only you (or your Successor or Transferee) may exercise this Option. The Option may not be assigned or transferred other than by will or the laws of descent and distribution or pursuant to a divorce decree or qualified domestic relations order as defined by the Code, or Title I of ERISA. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, will be void.

7.

No Stockholder Rights Before Exercise. Neither you nor any Successor or Transferee will have any rights as a stockholder of the Company with respect to any Shares subject to this Option unless and until the date you have become, or your Successor or Transferee has become, the holder of record of such Shares.

8.

Adjustment for Changes in Capitalization. If an “equity restructuring” (as defined in Section 17 of the Plan) occurs that causes the per share value of the Shares to change, the Committee will make such equitable adjustments to the Option as are contemplated by Section 17 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Committee may make such equitable adjustments to this Option as and to the extent provided in Section 17 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 17 of the Plan.

9.

Tax Consequences. You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Internal Revenue Code (the “Code”) are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code, with potentially negative tax consequences for you. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

10.

Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising under this Agreement or the Plan will be binding and conclusive upon the Company and you (or your Successor or Transferee). If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.

Discontinuance of Employment. Neither this Agreement, the Plan, nor the Option will confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate your Service. Nothing in this Agreement will be construed as creating an employment contract for any specified term between you and the Company or any Affiliate. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of Service, wrongful or otherwise, will be considered as extending your period of Service for the purposes of the Plan or any Option granted thereunder.

12.	Obligation to Reserve Sufficient Shares. The Company will at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

13.

Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns (and included for the sake of clarification, a Successor or Transferee of yours), and on the successors and assigns of the Company.

14.	Choice of Law. This Agreement is entered into under the laws of the State of Delaware and will be construed and interpreted thereunder (without regard to its conflict-of-law principles).

15.

Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the grant and exercise of this Option and the administration of the Plan.

16.

Amendment and Waiver. Except as otherwise provided in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

17.	Acknowledgment of Receipt of Copy. By execution hereof, you acknowledge having received a copy of the Plan.

18.	Regulatory Compliance. Notwithstanding any other provision of this Agreement:

(a)

Any payment or benefit to be made or provided to you pursuant to this Agreement shall be subject to and conditioned upon compliance with 12 CFR Part 359, “Golden Parachute and Indemnification Payments.”

(b)	Incorporated by reference herein are the terms required to be contained in employment contracts by 12 CFR Section 563.39.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

Attachment 1

Notice of Exercise

__________________, ______

HMN Financial, Inc.

1016 Civic Center Drive N.W.

Rochester, Minnesota 55901-6057

Attention: Chief Financial Officer

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me with respect to the number of shares of Common Stock, par value $0.01 (“Shares”), of HMN Financial, Inc. (the “Company”), indicated below:

Participant’s Name:

Grant Date:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Exercise Price:

☐     Enclosed with this Notice is a check, bank draft or money order in the amount of the Exercise Price.

☐     Enclosed with this Notice is a copy of my irrevocable instruction to my broker, __________________________________, to deliver to the Company proceeds of the sale of some or all of the Shares being acquired in an amount equal to the Exercise Price.

☐     Enclosed with this letter is a certificate evidencing unencumbered Shares (duly endorsed in blank) having an aggregate Fair Market Value equal to or in excess of the Exercise Price.

☐     I elect to pay the Exercise Price through a reduction in the number of Shares to be delivered to me upon this exercise of the Option.

Attachment 1

If I am enclosing Shares with this letter, I hereby represent and warrant that I am the owner of such Shares free and clear of all liens, security interests and other restrictions or encumbrances. I agree that I will pay any required withholding taxes in connection with this exercise.

Please issue the number of Shares with respect to which the Option is being exercised in the manner indicated below:

☐

Issue a certificate (the “Certificate”) for the Shares (net of any Shares withheld in payment of the Exercise price) in the name of the person(s) indicated below and deliver the Certificate to the address indicated:

Name(s) in Which to Issue Certificate:

Address to Which Certificate Should be Delivered:

Principal Mailing Address for Holder of the Certificate (if different from above):

☐	Electronic delivery of the Shares to my brokerage account as indicated below:

Name of Brokerage Firm:

My Account Number:

Brokerage Firm DWAC Participant Number:

☐	Create a book-entry registration of the Shares (net of any Shares withheld in payment of the Exercise price) in the name of the person(s) indicated below:

Name(s) in Which to Create Book-Entry Registration:

Mailing Address for Book-Entry Holders:

Very truly yours,

Signature

Name, please print

Social Security Number